Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Software, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-98513 on Form S-8 and No. 33-79640 on Form S-3) of American Software, Inc. and Subsidiaries of our reports dated October 11, 2005, with respect to the consolidated balance sheets of American Software, Inc. and Subsidiaries as of April 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2005, and the effectiveness of internal control over financial reporting as of April 30 2005, which reports appear in the April 30, 2005, annual report on Form 10-K of American Software, Inc.

Our report on Internal Control Over Financial Reporting dated October 11, 2005, on the effectiveness of internal control over financial reporting as of April 30, 2005, expresses our opinion that American Software, Inc. and Subsidiaries did not maintain effective internal control over financial reporting as of April 30, 2005 because of the effect of the material weaknesses on the achievement of the objective of the control criteria and contains an explanatory paragraph that state that management has identified and included in its assessment the following material weaknesses as of April 30, 2005:

Revenue Recognition.    As of April 30, 2005, the Company had ineffective policies and procedures over accounting for revenue. Specifically, the Company did not have effective secondary review policies and procedures to ensure that multiple element software arrangements with non-standard terms are recognized in accordance with U.S. generally accepted accounting principles. This deficiency resulted in material errors in the financial statements, that have been corrected, and more than remote likelihood that a material misstatement of the Company’s annual and interim financial statements would not be prevented or detected.

Accounting for Income Taxes.    As of April 30, 2005, the Company had ineffective policies and procedures over accounting for income taxes. Specifically, the Company had ineffective supervisory review policies and procedures to ensure that income tax expense and related accounts are recorded and financial disclosures are presented in accordance with U.S. generally accepted accounting principles. This deficiency resulted in material errors in the financial statements, that have been corrected, and more than remote likelihood that a material misstatement of the Company’s annual and interim financial statements would not be prevented or detected.

The Company excluded the internal control over financial reporting of Demand Management, Inc. (“DMI”) from its assessment of internal control over financial reporting. DMI was acquired by Logility, Inc., an 87%-owned, as of April 30, 2005, subsidiary of the Company, in September 2004 and DMI constituted 12% of the Company’s consolidated assets at April 30, 2005 and 6% of the Company’s consolidated revenues for the fiscal year then ended. Our audit of internal control over financial reporting of American Software, Inc. also excluded an evaluation of the internal control over financial reporting of DMI.

/s/    KPMG LLP

Atlanta, Georgia

October 11, 2005